UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 7, 2010

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On April 7, 2010, Messrs. Bradbury Anderson, Allen Lenzmeier, and Frank Trestman notified Best Buy Co., Inc. that, for personal reasons, they would all be retiring as directors of the Board at the end of their terms on June 23, 2010, and would not stand for re-election at the Regular Meeting of Shareholders on June 24, 2010.

Messrs. Anderson, Lenzmeier and Trestman were all Class 1 Directors. Mr. Anderson has served as a director since August 1986 and was the Chief Executive Officer of the company from 2002 through 2009. Mr. Lenzmeier has served as a director since February 2001, and was a member of the Board’s Finance and Investment Policy Committee. Mr. Trestman has served as a director since December 1984, and was the chairman of the Board’s Compensation and Human Resources Committee and a member of the Finance and Investment Policy Committee.

Mr. Trestman, Mr. Lenzmeier, and Mr. Anderson did not indicate that they had any disagreements with the registrant.

(d) On April 7, 2010, at the recommendation of the Nominating, Corporate Governance and Public Policy Committee, the Board made a variety of membership changes to its Committees, to be effective June 24, 2010, including:

The Board appointed Mr. Ronald James to serve as Chair of the Board’s Compensation and Human Resources Committee. Mr. James plans to fill the vacancy in the role of committee chair created by the retirement of Mr. Trestman. Mr. James was also appointed to the Board’s Finance and Investment Policy Committee. Mr. James will no longer be a member of the Nominating, Corporate Governance and Public Policy Committee. The Board previously appointed Mr. James to serve on the Compensation and Human Resources Committee on June 24, 2005 and on the Nominating, Corporate Governance and Public Policy Committee on May 1, 2004. Mr. James was appointed a Class 2 director effective May 1, 2004.

The Board also appointed Mr. George L. Mikan, III, to serve on the Board’s Compensation & Human Resources Committee. Mr. Mikan was appointed to serve on the Board’s Audit Committee on June 26, 2008, and he intends to continue to serve in his capacity as a member of that Committee. Mr. Mikan was appointed as a Class 2 director effective April 9, 2008.

The Board appointed Mr. Gérard Vittecoq to serve on the Board’s Finance and Investment Policy Committee. Mr. Vittecoq was appointed to serve on the Board’s Audit Committee on January 14, 2009, and he plans to continue to serve on that Committee. Mr. Vittecoq was appointed as a Class 1 director effective September 26, 2008.

The Board named Mr. Sanjay Khosla to serve as the Chair of the newly formed Global Strategy Committee. The Board appointed Mr. Khosla to serve on the Board’s Nominating, Corporate Governance and Public Policy Committee on January 14, 2009, and he intends to continue to serve as a member of that Committee. Mr. Khosla was appointed a Class 2 director effective October 15, 2008.

The Board also appointed Ms. Lisa M. Caputo and Mr. Rogelio Rebolledo to serve on the Board’s Global Strategy Committee. Ms. Caputo was appointed a Class 1 director effective December 14, 2009.  Mr. Rebolledo was appointed to serve on the Board’s Nominating, Corporate Governance and Public Policy Committee on September 13, 2006, and he plans to continue to serve as a member on that Committee. Mr. Rebolledo was appointed as a Class 1 director effective August 18, 2006.

Item 8.01               Other Events.

On January 13, 2010, the Board approved the creation of the Global Strategy Committee for the purpose of providing insight, advice and counsel with respect to matters of enterprise strategic plans regarding connectivity, marketing, branding, customer centricity, and related enterprise initiatives. The Global Strategy Committee charter can be found on the registrant’s website at www.bby.com — select the “Investor Relations” link and then the “Corporate Governance” link.

Best Buy Co., Inc.’s Annual Report to Shareholders on Form 10-K and its reports on Forms 10-Q and 8-K, as well as other publicly available information should be consulted for other important information about the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: April 9, 2010	By:	/s/ SUSAN S. GRAFTON
Susan S. Grafton
Vice President, Controller and Chief
Accounting Officer